Exhibit 99.2

CRANE CO.

Income Statement Data

(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Net Sales:
Aerospace & Electronics	$133,581	$119,277
Engineered Materials	80,798	69,010
Merchandising Systems	43,753	39,450
Fluid Handling	228,552	203,888
Controls	20,516	16,753
Intersegment Elimination	(139)	(72)

Total Net Sales	$507,061	$448,306

Operating Profit:
Aerospace & Electronics	$15,950	$20,222
Engineered Materials	16,858	15,531
Merchandising Systems	3,781	474
Fluid Handling	12,424	8,727
Controls	1,759	889
Corporate	(8,922)	(7,165)

Total Operating Profit	41,850	38,678

Interest Income	341	222
Interest Expense	(5,720)	(6,541)
Miscellaneous - Net	282	(218)

Income Before Income Taxes	36,753	32,141
Provision for Income Taxes	11,755	9,964

Net Income	$24,998	$22,177

Per Diluted Share Data:
Net Income	$0.42	$0.37

Average Diluted Shares Outstanding	60,070	60,418
Average Basic Shares Outstanding	59,455	59,544

Supplemental Data:
Cost of Sales	$351,641	$305,926
Selling, General & Administrative	113,570	103,702
Depreciation and Amortization *	15,297	13,798

*	Amount included within cost of sales and selling, general & administrative costs.

CRANE CO.

Condensed Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets
Cash and Cash Equivalents	$32,577	$50,727
Accounts Receivable	320,283	308,140
Inventories	294,263	284,291
Other Current Assets	62,696	59,648

Total Current Assets	709,819	702,806

Property, Plant and Equipment	280,667	287,596
Insurance Receivable - Asbestos	241,833	245,160
Other Assets	299,799	301,865
Goodwill	575,767	579,081

Total Assets	$2,107,885	$2,116,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current Maturities of Long-Term Debt and Loans Payable	$3,418	$371
Accounts Payable	156,176	161,477
Current Asbestos Liability	67,800	67,800
Accrued Liabilities	150,756	157,730
Income Taxes	27,669	22,636

Total Current Liabilities	405,819	410,014

Long-Term Debt	292,033	296,592
Deferred Income Taxes	74,508	71,367
Long-Term Asbestos Liability	567,777	581,914
Pension, Postretirement and Other Liabilities	92,631	92,927
Common Shareholders’ Equity	675,117	663,694

Total Liabilities and Shareholders’ Equity	$2,107,885	$2,116,508

CRANE CO.

Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2005	2004
Operating Activities:
Net income	$24,998	$22,177
Income from joint venture	(1,198)	(534)
Depreciation and amortization	15,297	13,798
Cash used for operating working capital	(45,021)	(29,474)
Other	978	(2,673)

Subtotal	(4,946)	3,294
Payments for asbestos-related fees and costs, net	(10,824)	(5,396)
Refund associated with termination of the
Master Settlement Agreement	9,925	—

Total used for operating activities	(5,845)	(2,102)

Investing Activities:
Capital expenditures	(5,575)	(5,144)
Proceeds from disposition of capital assets	255	174
Payments for acquisitions, net	—	(50,630)

Total used for investing activities	(5,320)	(55,600)

Financing Activities:
Dividends paid	(5,955)	(5,953)
Settlement of treasury shares acquired on the open market	—	(23,466)
Stock options exercised - net of shares reacquired	1,761	6,542
Repayment of debt, net	(1,684)	(22,743)

Total used for financing activities	(5,878)	(45,620)

Effect of exchange rate on cash and cash equivalents	(1,107)	(115)

Decrease in cash and cash equivalents	(18,150)	(103,437)
Cash and cash equivalents at beginning of period	50,727	142,518

Cash and cash equivalents at end of period	$32,577	$39,081

CRANE CO.

Order Backlog

(in thousands)

	March 31, 2005	December 31, 2004	March 31, 2004
Aerospace & Electronics	$367,472	$341,505	$319,954
Engineered Materials	19,414	16,376	17,564
Merchandising Systems	9,469	11,998	11,176
Fluid Handling	200,578	183,158	163,955
Controls	15,625	13,696	13,029

Total Backlog	$612,558	$566,733	$525,678

CRANE CO.

Non-GAAP Financial Measures

(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2005
			(Estimated Range)
Net Sales	$507,061	$448,306
Operating profit - as reported	41,850	38,678
Operating margin - as reported	8.3%	8.6%

Operating profit - as reported	$41,850	$38,678
Severance charges	4,800	2,500
Facilities rationalization charges	1,700	—
Electronics Group - provisions for contract losses	2,300	—

Operating profit - as adjusted	50,650	41,178
Operating margin - as adjusted	10.0%	9.2%

Cash (used for) provided from operating activities including asbestos-related payments	$(5,845)	$(2,102)	$125,000	$105,000
Net asbestos payments	10,824	5,396	50,000	70,000
Refund associated with termination of the Master Settlement Agreement	(9,925)	—	—	—

Cash (used for) provided from operating activities before asbestos-related payments	$(4,946)	$3,294	$175,000	$175,000
Capital expenditures	(5,575)	(5,144)	(25,000)	(25,000)

Free cash flow	$(10,521)	$(1,850)	$150,000	$150,000

Certain non-GAAP measures have been provided to facilitate comparisons with the prior year.

Free cash flow provides supplemental information to assist management and certain investors in analyzing the

Company’s ability to generate positive cash flow.

Free cash flow is considered a measure of cash generation and should be considered in addition to, but not as a substitute for, other measures reported in accordance with generally accepted accounting principles and may be inconsistent with similar measures presented by other companies.